CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$32,200

Pricing Supplement Dated December 3, 2013	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 7, 2012 and	Registration No. 333-184808
Prospectus Supplement dated November 7, 2012)

PACCAR Financial Corp.

Medium-Term Notes, Series N – Floating Rate

CUSIP# 69371RL79

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☒	Citigroup Global Markets Inc.
☒	Mitsubishi UFJ Securities (USA), Inc.
☐	BNP Paribas Securities Corp.
☒	J.P. Morgan Securities LLC
☒	Goldman, Sachs & Co.
☒	Other: Lloyds Securities Inc.
PNC Capital Markets LLC

acting as ☒ principal ☐ agent

at:	☐	varying prices related to prevailing market prices at the time of resale
	☒	a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: December 6, 2013 (T+3)

Agent’s Discount or Commission: 0.35%	Final Maturity Date: December 6, 2018

Net Proceeds to Company: $249,125,000

Interest Payment Dates: March 6, June 6, September 6 and December 6, commencing March 6, 2014

Record Dates: February 20, May 23, August 23 and November 22 preceding the applicable Interest Payment Date

Calculation Agent: The Bank of New York Mellon

Interest Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note Fixed Interest Rate:		Fixed Rate Commencement Date: Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Reset Date: December 6, 2013

Interest Reset Dates: March 6, June 6, September 6 and December 6

Interest Rate Basis:

☐	CD Rate	☐	Federal Funds Rate		☐	Prime Rate
			☐	Federal Funds (Effective) Rate
☐	Commercial Paper Rate		☐	Federal Funds Open Rate	☐	Treasury Rate
			☐	Federal Funds Target Rate
☐	CMT Rate				☐	Other (see attached)
	☐ Reuters Page FRBCMT	☒	LIBOR
	☐	Reuters Page FEDCMT	Designated LIBOR Page:
	If Reuters Page FEDCMT:		☒	Reuters Page LIBOR 01
	☐ Weekly Average		☐	Reuters Page LIBOR 02
	☐ Monthly Average		Designated LIBOR Currency:

Index Maturity: 3 month LIBOR

Spread (+/-): + 0.600%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to .
☒	Actual/360 for the period from December 6, 2013 to December 6, 2018 .
☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:     %

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                      (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:     %

Form:    ☒  Book-Entry     ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$56,250,000
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$56,250,000
J.P. Morgan Securities LLC	Bookrunner	$56,250,000
Goldman, Sachs & Co.	Bookrunner	$56,250,000
Lloyds Securities Inc.	Co-Manager	$12,500,000
PNC Capital Markets LLC	Co-Manager	$12,500,000
Total		$250,000,000

Other Provisions: N/A

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